SEVERANCE AGREEMENT


     This SEVERANCE AGREEMENT (this "Agreement") is made effective as of the 17th day of December, 1996 (the "Effective Date") by and between Life Re Corporation, a Delaware corporation having its principal executive offices at 969 High Ridge Road, Stamford, Connecticut (hereinafter referred to as the "Life Re") and Robert L. Beisenherz (hereinafter referred to as the "Executive"), currently President of Reassure America Life Insurance Company, an Illinois corporation (hereinafter referred to as the "Company").

                       W I T N E S S E T H

     WHEREAS, Life Re recognizes that the Executive's contribution to the growth and success of Life Re has been substantial and Life Re desires to assure itself of the Executive's continued employment; and

     WHEREAS, the Company is an indirect subsidiary of Life Re, a publicly traded corporation listed on the New York Stock Exchange; and

     WHEREAS, in this connection, the Executive Committee of the Board of Directors of Life Re and the Company (the "Executive Committee") recognizes that, as is the case with many publicly held corporations and their subsidiaries, the possibility of a Change in Control of the Company may exist and that such possibility and the uncertainty which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

     WHEREAS, the Executive Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties without distractions arising from the possibility of a Change in Control of Life Re; and

     WHEREAS, to take such steps with respect to the Executive and to induce the Executive to remain in the employ of the Company, Life Re has agreed that the Executive shall receive certain severance payments as set forth below in the event of a change in control of Life Re, on the terms and under the circumstances described below.

     NOW, THEREFORE, Life Re and the Executive hereby agree as follows:

     1. DEFINITIONS. Unless defined elsewhere in this Agreement, terms that are capitalized will have the meanings set forth or incorporated by reference in paragraph 18 below.

     2. OPERATION OF AGREEMENT. This Agreement shall be effective immediately upon its execution by the parties; provided, however, notwithstanding anything in this Agreement to the contrary, this Agreement shall become operative upon a "Change in Control" of Life Re.

     3. ELECTION UPON A CHANGE IN CONTROL. Within thirty days after learning of a Change in Control of Life Re, the Executive, in his sole discretion, may elect to either (i) terminate his employment with the Company or (ii) continue his employment with the Company. If the Executive does not inform the Company of his decision to terminate his employment therewith within thirty days of learning of a Change in Control, the Executive will be deemed to have elected to continue his employment with the Company.

     (a) If the Executive elects to terminate his employment with the Company following a Change in Control, his Date of Termination will be the date the Company receives written notice of his election. Within ten days of receiving notice of the Executive's election, Life Re will pay or provide the Executive, as severance pay or liquidated damages or both, the sum of:

          (i) Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with any other amounts payable to the Executive for periods prior to the Date of Termination;

         (ii) a lump sum payment equal to two hundred percent of the sum of (A) the Base Salary at the rate in effect as of the Date of Termination, and (B) the highest aggregate incentive award awarded to the Executive by the Company, Life Re, or any subsidiary of Life Re during any year during any one of the three bonus periods immediately preceding the Date of Termination; and

        (iii)  any amounts payable under paragraph 17, below.

     (b) If the Executive elects to continue his employment with the Company following a Change in Control, the terms of this Agreement will continue in effect until two years from the date of the Change in Control.

     4. CONDITIONS AFTER CHANGE IN CONTROL. If the Executive elects to continue his employment with the Company after a Change in Control:

     (a) Life Re will cause the Company to ensure that the Executive will not be required by the Company to be absent from Executive's home office on travel status or otherwise more than a reasonable time each year as necessary or appropriate for the performance of his duties hereunder.

     (b) in no event will an increase in the Base Salary that becomes effective after a Change in Control occurs be less than the average annual percentage increase in Base Salary that was awarded to the Executive in the two year period immediately preceding the date on which such Change in Control occurred (such calculation commencing with the salary in effect on the date of this Agreement);

          (i) in no event will the percentage of the Executive's Applicable Base Salary (as hereafter defined) that is awarded to the Executive as an annual cash bonus for any fiscal year of the Company in which a Change in Control occurs, or for any subsequent fiscal year, amount to less than the average annual percentage of Applicable Base Salary that was awarded to the Executive as an annual cash bonus for the two most recent fiscal years for which annual cash bonus award determinations were made before the fiscal year in which the Change in Control occurred. For purposes of this clause (i), the Applicable Base Salary with respect to any annual cash bonus is the base salary that was actually paid to the Executive during the fiscal year for which such annual cash bonus is awarded; and

          (ii) in no event will the Executive be granted stock options after a Change in Control less often than annually nor on terms and conditions (including performance goals) less favorable to the Executive than those which were granted to the Executive during the term of this Agreement prior to such Change in Control (or, if shorter, during the two years preceding the Change in Control), nor no fewer than the following number of shares:

               (A) the average annual number of shares that were optioned to the Executive during the term of this Agreement prior to such Change in Control; or

               (B) if more than the number described in (A) above, the number of shares whose Fair Market Value on the date they are optioned or awarded to the Executive equals the average annual Fair Market Value (determined on the respective grant or award dates) of the shares that were optioned to the Executive during the term of this Agreement prior to such Change in Control.

     (c) the Executive, his dependents and beneficiaries will be entitled to all benefits and service credit for benefits during the term of this Agreement to which other senior officers of the Company and Life Re, their dependents and beneficiaries are entitled as the result of the employment of such officers during the term of this Agreement under the terms of employee plans and practices of the Company and its subsidiaries, including, without limitation, the Qualified Plan, 401(k) Plan, any non-qualified deferred compensation plans and related "rabbi" trusts, Life Re's life insurance plans, its disability benefit plans, its vacation and holiday pay plans, its medical, dental and welfare plans and other present or successor plans and practices of the Company, Life Re, and its subsidiaries for which similarly-situated officers, their dependents and beneficiaries are eligible, and to all payments and other benefits under any such plan or practice subsequent to the term of this Agreement as a result of participation in such plan or practice during the term of this Agreement, in each case at least equal to those provided on the Effective Date, as the same may have been improved from time to time. If and to the extent that such benefits and service credits are not payable or provided under such plans or practices by reason of any amendment or termination thereof or otherwise, the Company itself will pay or provide therefor. To the extent any form of remuneration required under this Agreement is impermissible under the terms of any applicable plan or illegal under existing law, then the Company will provide an equivalent benefit directly to the Executive in another permissible manner.

     5. TERMINATION OF EMPLOYMENT. If the Executive elects to continue his employment with the Company, pursuant to paragraph 3 above, after a Change in Control, the provisions of this paragraph 5 shall apply to the termination of the Executive's employment with the Company or Life Re during the twenty-four (24) month period years after the date of a Change in Control (the "Post Change Period").

     (a) Termination by the Company or by the Executive of the Executive's employment with the Company on account of "Retirement" shall mean termination on or after the Executive's "normal retirement date," as defined in the Qualified Plan as of the date hereof, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

     (b) The term of this Agreement will terminate upon the death of the Executive.

     (c) The Company may terminate the Executive's employment during the term of this Agreement for "Cause" only:

          (i) upon the willful failure of the Executive to comply with material insurance laws or regulations that has or is likely to result in substantial economic damage to the Company and that has not been cured to the reasonable satisfaction of the Board within thirty days; or

         (ii) upon the proved fraud or dishonesty of the Executive that has or is likely to result in substantial economic damage to the Company;

          and in the case of each of clauses (i) and (ii) above, the applicable conditions set forth in paragraph 5(e) below are satisfied.

     (d) The Executive may terminate his employment with the Company during the term of this Agreement for Good Reason. For the purposes of this Agreement, "Good Reason" will mean any breach by the Company of the terms of this Agreement, including, but not limited to, any material reduction in Executive's duties, title, position, or compensation after a Change in Control. An election by the Executive to terminate his employment under the provisions of this paragraph 5(d) will not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Company.

     (e) Any termination by the Company pursuant to subparagraph 5(c) above or by the Executive pursuant to subparagraph 5(d) above will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" will mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

     (f) "Date of Termination" will mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the termination is pursuant to 5(c)(i) or 5(c)(ii), upon Notice of Termination, and (iii) if the Executive's employment is terminated for any other reason, the date thirty-one days from the date on which a Notice of Termination was given (provided that the Executive has not cured the material breach to the reasonable satisfaction of the Board during the thirty-day cure period, if applicable).

     6.   SEVERANCE PAYMENT ON TERMINATION OF EMPLOYMENT.

     (a) If, within the Post Change Period, the Executive's employment with the Company shall be terminated: (i) by the Company (other than for Retirement, as defined in paragraph 5(a); or (ii) by Executive for Good Reason, as defined in paragraph 5(d); Life Re shall pay to Executive a severance payment (the "Total Severance Amount") determined in accordance with this paragraph 6.

     (b)  The Total Severance Amount shall be an amount equal to:

          (i)  two (2) times the sum of an amount equal to the Executive's

               (A) annual base salary (calculated as of the time of termination of employment; provided, however, that such amount has not been reduced since the Change in Control) paid by the Company and

               (B)  the highest aggregate of all incentive awards
               (including without limitation annual incentive awards, long term incentive awards, and discretionary bonuses) awarded to the Executive by the Company or any subsidiary of the Company during any one of the three (3) calendar years immediately preceding the Date of Termination; and

          (ii) benefits and service credit for benefits and benefit accruals which Executive would have received if his employment had continued through the entire Post Change Period; and

        (iii)  any amounts payable under paragraph 17 below; and

         (iv) all options held by Executive become immediately vested and Executive has the right to exercise all options at any time until the later of (i) one year from the Date of Termination or (ii) the completion of the Post Change Period, in each case notwithstanding any provisions of the Executive's Option Agreements to the contrary.

          Executives who retire during the term of this Agreement will participate in the provision listed in the above subsections
          (b)(iii) and (b)(iv).

     (c) The Executive may opt to continue to participate, with the expense thereof borne by Life Re, at levels not less than the greater of those existing on (i) the day before the Change in Control or (ii) the Termination Date, at Executive's election, in the Company's life, disability, accident and health plans for a period of two
          (2) years from the Termination Date by giving written notice to the Company of such election within thirty (30) days of the Termination Date.

     (d) Nothing in this Agreement will deprive the Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Company including, without limitation, any pension and welfare benefits payable and any legal fees and expenses payable.

     (e) Except with respect to payments provided for under paragraph 6(b) above, the payment of the amounts provided for herein shall not affect the obligations of the Company or its successors under any plan, other agreement or arrangement pursuant to which Executive is entitled to any retirement, pension, stock or insurance benefits or payments or welfare contributions applicable to retired management employees of the Company, generally.

     (f) Notwithstanding any other provision of this Agreement, in the event that the Executive becomes entitled to payments under this Agreement and if any of the Total Payments ("Total Payments" being the total amount payable to the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any of its subsidiaries) are subject to the excise tax imposed under section 4999 ("Excise Tax") of the Internal Revenue Code of 1986, as amended, Life Re shall pay to the Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax on the Total Payments and any federal, state, or local income tax and any Excise Tax upon Gross-up Payment, shall be equal to the amount of the Total Payments.

     7.   MITIGATION; DISPUTES.

     (a) The Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date, or otherwise.

     (b) Life Re's obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Life Re may have against the Executive or others.

     (c)  If there shall be any dispute between Life Re and the Executive
          (i) in the event of any termination of the Executive's employment by the Company, whether or not such termination was for Cause, or
          (ii) in the event of any termination of employment by the Executive, whether or not Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, Life Re shall pay all amounts and provide all benefits to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that Life Re would be required to pay or provide hereunder as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that Life Re shall not be required to pay any disputed amount pursuant to this paragraph 7(c) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

     8. DEFAULT BY COMPANY. Any provision of this Agreement to the contrary notwithstanding, if, following termination of employment, Life Re defaults on its obligation to pay any amount payable to the Executive or his beneficiary under this Agreement when due and fails to remedy such default within thirty days after having received written notice from the Executive or his beneficiary, then Life Re will thereupon pay to the Executive or beneficiary, as the case may be, in full discharge of its obligations to the Executive or beneficiary under this Agreement, (a) a lump sum amount actuarially equivalent (using the assumptions used under the Qualified Plan in calculating the amount of lump sum payments) to the future payments otherwise payable under this Agreement to the Executive and his beneficiary, and (b) an amount equal to any and all past due payments owing to the Executive and his beneficiary under this Agreement.

     9. INDEMNIFICATION. Life Re will indemnify the Executive to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation judgments, fines, settlement payments, expenses and attorney's fees) connected with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of, the Company, Life Re, or any subsidiary of Life Re, or any affiliate or any other person or enterprise at the Company's request, including but not limited to those entities in which the Company or Life Re has an investment, as such amounts are incurred. The Company and Life Re will maintain a Directors' and Officers' Liability Insurance Policy and will use its best efforts to maintain the coverage presently in effect, or one providing substantially similar protection to the Executive, in full force and effect, which Policy will provide minimum liability coverage in the amount carried on the date of this Agreement. Nothing in this paragraph 8 or elsewhere in this Agreement is intended to prevent Life Re from indemnifying the Executive to any greater extent than is required by this paragraph.

     10.  SUCCESSORS; BINDING AGREEMENT.

     (a) Life Re will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Life Re expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Life Re would be required to perform it if no such succession had taken place; provided that no such agreement will release the corporation that is the original party to this Agreement without the Executive's express written consent. Failure of Life Re to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from Life Re in the same amount and on the same terms as he would be entitled to hereunder if his employment were terminated by the Executive for Good Reason or by the Company (other than for Cause pursuant to paragraph 5(c)), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

     (b) If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisees, legatee or other designee or, if there be no such designee, to the Executive's estate.

     (c) Except as to withholding of any tax under the laws of the United States or any state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by legal representatives without the Company's prior written consent, nor will there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives; provided, that nothing in this paragraph 9(c) will preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

     11. PARTIES. This Agreement will be binding upon and will inure to the benefit of Life Re and the Executive, his heirs, beneficiaries, executors or other legal representatives.

     12.  GENERAL.

     (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede any and all other agreements between the parties with respect to the subject matter hereof.

     (b) Any modification of this Agreement will not be binding unless in writing and signed by both an officer or director of Life Re duly authorized to do so and the Executive.

     13. ENFORCEABILITY; INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Executive or Life Re under this Agreement would not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms as such illegal, invalid or unenforceable provision as may be possible.

     14. NOTICES. All notices which may be necessary or proper for either Life Re or the Executive to give to the other will be in writing and will be delivered by hand or sent by registered or certified mail, return receipt requested, to the address set forth under the Executive's name on the last page hereof, in the case of the Executive, and will be sent to Life Re in the manner described above to its principal executive offices at 969 High Ridge Road, Stamford, Connecticut 06905, Attention: General Counsel, or delivered by hand to its General Counsel and will be deemed given when sent, provided that any Notice of Termination or other notice given pursuant to paragraph 5 above will be deemed given only when received. Either party may by like notice to the other party change the address at which he or it is to receive notices hereunder.

     15. ARBITRATION. Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, that is not subject to cure using the remedies provided hereunder will be settled by binding arbitration in Stamford, Connecticut, in accordance with the rules then pertaining of the American Arbitration Association, and its decision will be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that, with respect to any arbitrable controversy or claim, the Executive may have the matter settled by judicial determination in lieu of arbitration by bringing a court action, if he is the plaintiff or, if he is not the plaintiff, demanding such judicial determination within the time to answer any complaint in any arbitration action that may be commenced.

     16. GOVERNING LAW. This Agreement will be governed by, and be enforceable in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     17.  LEGAL FEES AND EXPENSES.   To induce the Executive to execute this
Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should Life Re fail to perform its obligations under this Agreement, Life Re will pay and be solely responsible for all reasonable attorney's fees and expenses and court costs when incurred by the Executive and all his beneficiaries, heirs, executors or other legal representatives as a result of Life Re's failure to perform this Agreement or any provision hereof to be performed by Life Re. Such fees also are due and payable by Life Re if Life Re loses in any action against the Executive.

     18.  DEFINITIONS.   The following terms, when capitalized in this
Agreement, will have the meanings set forth or incorporated by reference in this paragraph 18.

     (a) "Applicable Base Salary" will have the meaning set forth in subparagraph 4(b)(i).

     (b) "Base Salary" will have the meaning set forth in paragraph 4 above.

     (c) "Change in Control" means a change in control of Life Re of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act, whether or not Life Re is subject to the Exchange Act at such time; provided, however that without limiting the generality of the foregoing, such a Change in Control will in any event be deemed to occur if and when:

          (i) any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this paragraph 18, "Person"), other than Life Re or a subsidiary or employee benefit plan of Life re or subsidiary, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Life Re representing more than twenty-five percent of the combined voting power of Life Re's then outstanding securities;

         (ii) stockholders approve a merger, consolidation or other business combination (a "Business Combination") other than a Business Combination in which holders of common stock of Life Re immediately prior to the Business Combination have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the Business Combination as immediately before;

        (iii) stockholders approve either (A) an agreement for the sale or disposition of all or substantially all of Life Re's assets to any entity which is not a subsidiary of Life Re, or (B) a plan of complete liquidation;

         (iv) the persons who were members of the Board of Directors immediately before a tender offer by any Person other than Life Re or a subsidiary, or before a merger, consolidation, or contested election, or before any combination of such transactions, cease to constitute a majority of the Board of Directors as a result of such transaction or transactions.

     (d) "Common Stock" means common stock of Life Re, par value $0.001 per share.

     (e) "Company" means Life Re Corporation, a Delaware corporation, and any successors to its business and/or assets which executes and delivers an agreement provided for in paragraph 10 or which otherwise becomes bound by all the terms and conditions of this Agreement by operation of law.

     (f) "Date of Termination" will have the meaning set forth in subparagraph 5(f) above.

     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     (h) "Fair Market Value" means Fair Market Value as defined in the 1992 Life Re Corporation Stock Option Plan,

     (i) "Good Reason" will have the meaning set forth in paragraph 5(c) above.

     (j) "Normal Retirement Date" means Normal Retirement Date as that term is defined in the Qualified Plan.

     (k) "Notice of Termination" will have the meaning set forth in paragraph 5(e) above.

     (l) "Qualified Plan" means the Employee's Retirement Plan for Life Reassurance Corporation of America as in effect on the Effective Date.

     19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20. NON-WAIVER. The Executive's or Life Re's failure to immediately insist upon strict compliance with any provision of this Agreement, including, without limitation, the right of the Executive to terminate his employment with Life Re for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.

     21. NO EMPLOYMENT RIGHTS CREATED. Nothing herein is intended or shall be interpreted to give the Executive the right to be employed, reemployed or continue to be employed by Life Re or the Company.

     22. PRONOUNS. When used herein the masculine pronoun shall include the feminine and feminine pronouns shall include the masculine.

     23. TERM. The term of this Agreement will commence on the Effective Date and unless there has been a Change in Control prior to such date, this Agreement will terminate on the third anniversary of the Effective Date.

     IN WITNESS WHEREOF, Life Re has caused this Agreement to be signed by its authorized representatives, and the Executive has hereunto set his hand as of the date first above written.

                                   LIFE RE CORPORATION


                                   By:/s/ Rodney A. Hawes, Jr.,
                                   Chairman

ATTEST:



By: /s/ W. Weldon Wilson, Vice President,
General Counsel and Secretary


                                   EXECUTIVE



                                   By: /s/ Robert L. Beisenherz


                                   ADDRESS:


                                   4732 E. Pinewood Circle
                                   Littleton, CO 80121